Exhibit 99.1

NEWS RELEASE

For Immediate Release
February 27, 2008

For Further Information Contact:
Charles R. Hageboeck, President & CEO
(304) 769-1102

City Holding Company Increases Dividend
On Common Shares

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ: CHCO), a $2.5 billion bank holding company headquartered in Charleston, today declared a dividend of 34 cents per common share for shareholders of record as of April 15, 2008.  The dividend is payable on April 30, 2008.  The dividend represents a nearly 10% increase from the 31 cents per share cash dividend paid in the first quarter of 2008 and follows a 10% increase in the cash dividend, from 28 cents per common share to 31 cents, approved by the board in March 2007.

“I am very pleased that our Company’s continued strong performance has allowed us to increase the dividend to shareholders for the fifth consecutive year” stated Charles R. Hageboeck, President and CEO.  “The decision to increase the dividend to $1.36 on an annualized basis is consistent with the Company’s strong capital and liquidity position and is reflective of our sustained performance during 2007.”

City Holding Company is the parent company of City National Bank of West Virginia.  City National operates 69 branches across West Virginia, Eastern Kentucky and Southern Ohio.

Forward-Looking Information

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such information involves risks and uncertainties that could result in the Company's actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5)  the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (12) the Company may experience difficulties growing loan and deposit balances.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.